Exhibit 10.8

Execution Version

Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

DISTRIBUTION AGREEMENT

BETWEEN

NEC CORPORATION OF MALAYSIA SDN BHD

(hereinafter called “NECOMAL” or “Distributor”)

Registration Number:

(Company No. 200001023469 (526077-M))

and

AVIAT NETWORKS (S) PTE. LTD.

(hereinafter after called “Supplier”)

Registration Number:

199901592C

Distributor Agreement

Table of Contents		Page
1	Definitions	3

2	Interpretation	6

3	Appointment of NECOMAL	7

4	Orders	7

5	Delivery of Products and Scope Specific Agreement	8

6	Acceptance and Rejection of Product Deliveries	9

7	Changes to Products	10

8	Price	10

9	Payment of Prices	10

10	Taxes	11

11	Support Services – Level 3 to be provided by Supplier	11

12	Support Services Charges	12

13	Term	12

14	Marketing Development / Sales Development Contribution	12

15	Representations	12

16	Limited Warranties	13

17	Intellectual Property	14

18	Supplier Responsibilities	15

19	NECOMAL Responsibilities	15

20	License Grants	16

21	Compliance with Laws	17

22	Data Protection	18

23	Compliance With Code of Conduct:	18

24	Confidentiality Obligations	18

25	Publicity	19

26	Force Majeure	19

27	Non-Solicitation	20

28	Termination	20

29	Effect of Termination	20

30	Indemnification	21

31	Limitation on Liability	22

32	Anti-Corruption Obligation	23

33	General Provisions	23

Signatories in Execution		25

Annexure A—Products, Services and Price List		28

Annexure B—Support Services – Level 3 and Support Service Charges		28

Distributor Agreement

This Distribution Agreement (hereinafter referred to as the “Agreement”) is made on December 1st, 2023 (the “Effective Date”) between NEC CORPORATION OF MALAYSIA SDN BHD (Company No. 200001023469) (526077-M), a private company with its principal place of business at Suite 19-01, Level 19, The Gardens South Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia (hereinafter referred to as “NECOMAL” or “Distributor”) and Aviat Networks (S) Pte. Ltd., a limited liability corporation with its principal place of business at 51, Changi Business Park Central 2 #08-03, The Signature, Singapore 486066 (hereinafter referred to as the “Supplier”).

Both the Distributor and Supplier shall be collectively referred to as “Parties”, and each separately as “Party”, as the case may be.

WHEREAS:

(A)	The Supplier supplies wireless network products.

(B)	NECOMAL is a renowned systems integrator providing custom ICT technology solutions and services in the Territory.

(C)

The Supplier wishes to authorize and appoint NECOMAL, and NECOMAL wishes to accept the authorization and appointment as the Supplier’s distributor on a non-exclusive basis (as set out in clause 3 hereof), to market, distribute, sell, or incorporate for distribution, the Products and Services listed in Annexure A attached to this Agreement, within the Territory in each case on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1	Definitions

In this Agreement:

“Business” means the wireless backhaul business.

“Business Day” means a day other than a Saturday, a Sunday, or any public holiday in the Territory.

“Confidential Information” means all non-public, confidential or proprietary information disclosed by one Party to the other Party, in any tangible or intangible form, such as but not limited to written, oral, visual, audio, those produced by electronic media, or through any other means, that is designated as confidential or that by its nature or circumstances surrounding its disclosure, should be reasonably considered as confidential, including but not limited to products or planned products, processes and/or procedures, technological achievements and interests, customers and potential customers, business prospects, financial statements and information, financial situation and corporate plans, internal activities, future plans of the disclosing party, and other information deemed proprietary or confidential by the disclosing party or any other matter in which the disclosing party may have any interest whatsoever, which may include, without limitation, trade secrets, engineering designs, architecture and other technical data, as well as business plans, financial data. For the avoidance of doubt, for the purposed of this Agreement, all information disclosed by a Party to the other Party shall be treated as Confidential Information

Distributor Agreement

“Defect” means a flaw in the materials and/or workmanship incorporated in a product during its manufacturing process which hinders its usability for the purpose for which it was originally designed and manufactured or substantially affects its performance in accordance with the technical specifications published by the manufacturer of the Products. Software and firmware bugs, known or unknown at the time of sale of the firmware or software, which cause the firmware or software to produce an incorrect or unexpected result, or to behave in ways unintended in the technical data sheets from the Supplier;

“Delivery Date” means the date at which the risk of loss or damage to the Products transfers to NECOMAL, in accordance with the risk transfer rules of the applicable Incoterm.

“Effective Date” is defined in the introduction to this Agreement.

“Encumbrances” means any pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, easements, rights-of-way, title defects, options, adverse claims, or encumbrances of any kind.

“End Customer” means the final customer in the Territory that purchases the Products and/or Services listed in Annexure A from NECOMAL for its own internal use and not for resale.

“Governmental Authority” means:

(a)	any national, regional, local, or foreign government, and any political subdivision of any of them,

(b)	any agency or instrumentality of any such government or political subdivision,

(c)	any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that its rules, regulations or orders have the force of law), and

(d)	any arbitrator, court or tribunal of competent jurisdiction.

“Initial Term” is defined in clause 13.1.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world:

(a)	trademarks and service marks, including all applications and registrations, and the goodwill connected with the use of and symbolized by the foregoing,

(b)	copyrights, including all applications and registrations related to the foregoing,

(c)	trade secrets and confidential know-how,

(d)	patents and patent applications,

(e)	websites and internet domain name registrations, and

(f)

other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present, and future infringement, and any other rights relating to any of the foregoing).

“Inspection Period” is defined in clause 6.1.

Distributor Agreement

“Law” means:

(a)	any law (including the common law), statute, bylaw, rule, regulation, order, ordinance, treaty, decree, judgment, and

(b)	any official directive, protocol, code, notice, approval, order, policy, or other requirement of any Governmental Authority having the force of law.

“Legal Proceeding” means any claim, investigation, hearing, legal action, or other legal, administrative, arbitral, or similar proceeding, whether civil or criminal (including any appeal or review of any of the foregoing).

“Parties” means both the Supplier and NECOMAL, collectively.

“Party” means either the Supplier or NECOMAL, individually.

“Permits” means all material licenses, franchises, permits, certificates, approvals, and authorizations, from Governmental Authorities necessary for the ownership and operation of the Party’s business.

“Person” includes

(a)

any corporation, company, limited liability company, partnership, Governmental Authority, joint venture, fund, trust, association, syndicate, organization, or other entity or group of persons, whether incorporated or not, and

(b)	any individual.

“Products” means the Pasolink Products and related Software as further listed in Annexure A, attached to this Agreement.

“Purchase Order” is defined in clause 4.1.

“Renewal Term” is defined in clause 13.2.

“Scope Specific Agreement” means the separate agreement entered into by the Supplier and NECOMAL in respect of the Services to be rendered by the Supplier directly to an End-User on behalf of NECOMAL.

“Services” means the services listed in Annexure A, attached to this Agreement.

“Support Service Charges” means the charges to be paid for the Support Services under clause 12 and Error! Reference source not found..

“Support Services” means the support services scoped in clause 11.1 and listed in Error! Reference source not found., attached to this Agreement.

“Taxes” includes all taxes, assessments, charges, duties, fees, levies, and other charges of a Governmental Authority, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other applicable taxes for which a Party may have any liability imposed by any Governmental Authority, any related charges, interest or penalties imposed by any Governmental Authority, and any liability for any other person as a transferee or successor by Law, contract or otherwise.

Distributor Agreement

“Territory” means Malaysia.

“USD” means the United States dollar.

2	Interpretation

2.1	References to Specific Terms

2.1.1	Currency. Unless otherwise specified, all dollar amounts expressed in this Agreement refer to United States Dollars.

2.1.2	“Including”. Where this Agreement uses the word “including,” it means “including without limitation” and where it uses the word “includes,” it means “includes without limitation.”

2.1.3

“Knowledge”. Where any representation, warranty, or other statement in this Agreement, or in any other document entered into or delivered under this Agreement, is expressed by a Party to be “to its knowledge” or is otherwise expressed to be limited in scope to facts or matters known to the Party or of which the Party is aware, it means:

2.1.3.1	the then-current, actual knowledge of the directors and officers of that Party, and

2.1.3.2

the knowledge that would or should have come to the attention of any of them had they investigated the facts related to that statement and made reasonable inquiries of other individuals reasonably likely to have knowledge of facts related to that statement.

2.1.4

Statutes, etc. Unless specified otherwise, any reference in this Agreement to a statute includes the rules, regulations, and policies made under that statute and any provision that amends, supplements, supersedes, or replaces that statute or those rules or policies.

2.2	Number and Gender. Unless the context requires otherwise, words importing the singular number include the plural and vice versa; words importing gender include all genders.

2.3	Headings. The headings used in this Agreement and its division into sections, schedules, exhibits, appendices, and other subdivisions do not affect its interpretation.

2.4	Internal References. References in this Agreement to sections and other subdivisions are to those parts of this Agreement.

2.5

Calculation of Time. In this Agreement, a period of days begins on the first day after the event that began the period and ends at 11:59 p.m. Malaysia Time on the last day of the period. If any period of time is to expire, or any action or event is to occur, on a day that is not a Business Day, the period expires, or the action or event is considered to occur, at 11:59 p.m. Malaysia Time on the next Business Day.

Distributor Agreement

2.6

Construction of Terms. The Parties have each participated in settling the terms of this Agreement. Any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

2.7

Conflict of Terms. If there is any inconsistency between the terms of this Agreement and those in any Annexures to this Agreement or in any document entered into under this Agreement, the terms of this Agreement will prevail. The Parties shall take all necessary steps to conform the inconsistent terms to the terms of this Agreement.

2.8	Binding Effect. This Agreement will benefit and bind the Parties and their respective heirs, successors, and permitted assigns.

3	Appointment of NECOMAL

3.1

NECOMAL shall, for the Initial Term or Renewal Term (as applicable), purchase Products and Services only from the Supplier -and the Supplier agrees to supply NECOMAL with Products and Services on a continuous basis in line with NECOMAL’ Purchase Orders accepted by the Supplier- and it shall not, for the Initial Term or Renewal Term (as applicable), distribute or manufacture any goods and/or services which compete with the Products and/or Services accepted by the Supplier at the price as listed in Annexure A—Products, Services and Price List.

3.2	NECOMAL shall, for the Initial Term or Renewal Term (as applicable), be the Supplier’s distributor on a non-exclusive basis of the Products within the Territory.

3.3

NECOMAL shall act as an independent contractor, purchasing the Products from the Supplier and reselling them in its own name, on its own behalf and on its own account. NECOMAL shall have no authority to enter into any contract or commitment in the name of or for the account of the Supplier or to bind the Supplier in any manner whatsoever.

3.4

The Parties may revise the list of Products and Services at any time during the Initial Term or Renewal Term (as applicable) by agreement in writing provided that the revision shall not affect those quotation(s) which have already been issued by the Supplier to NECOMAL and which are still within the quote validity period of 30 (thirty) days from the quote issuance date..

3.5

To the extent not specifically covered in this Agreement, sales transactions between the Parties shall be covered by Supplier’s standard Terms and Conditions of Sale in effect at the time of Supplier’s acceptance of a Purchase Order issued by NECOMAL (“Supplier’s Terms”), incorporated by reference in this Agreement, which shall prevail over any terms and conditions included on any purchase order submitted by NECOMAL. In the event of any conflict between this Agreement and Supplier’s Terms, the order of precedence is as follows: (a) this Agreement; (b) Supplier’s Terms.

4	Orders

4.1

Purchase Orders. From time to time, NECOMAL shall submit orders for Products to the Supplier in writing and in accordance with the respective quotation provided by the Supplier to Supplier’s address listed in the introduction to this Agreement or as the Supplier otherwise specifies in writing (each, a “Purchase Order”) and include in each Purchase Order:

Distributor Agreement

4.1.1	each Product and/or Service it is ordering, identified by model, part number or service description;

4.1.2	the amount of each Product and/or Service it is ordering;

4.1.3	the unit price of each Product and/or Service it is ordering;

4.1.4	the Incoterm applicable to the Purchase Order;

4.1.5	the location for delivery; and

4.1.6	the delivery date (the “Delivery Date”).

4.2	Accepting, Modifying, and Rejecting Purchase Orders

4.2.1

By Notice. Within 3 (three) Business Days’ of receiving a Purchase Order from NECOMAL, the Supplier shall accept, reject, or propose a modification to the Purchase Order by sending NECOMAL written notice of its acceptance, rejection, or proposed modification (as applicable), save that the Supplier shall not be permitted to reject or propose any modifications to any Purchase Order that is consistent with Annexures A&B and all the terms and conditions of this Agreement.

4.3

Cancelling Purchase Orders. NECOMAL may, at no expense to itself, cancel part or all of a Purchase Order before it is accepted in writing by the Supplier. After the acceptance of a Purchase Order by Supplier in writing, any Order cancellation shall entitle Supplier to charge cancellation charges up to the full amount of the cancelled Purchase Order.

4.4	License Keys (If Applicable)

4.4.1	Supplier shall provide NEC with the ability to generate license keys necessary for NEC and/or its End Customers to access, unlock or otherwise enable purchased Product features.

5	Delivery of Products and Scope Specific Agreement

5.1	Delivery. The Supplier shall deliver each order of Products to NECOMAL in accordance with the CIF Port Klang, Malaysia Incoterm (2020 edition):

5.1.1	on the Delivery Date; and

5.1.2	using any delivery method that the Parties shall agree to in writing.

5.2

Risk of Loss Shifts on Delivery. The risk of loss or damage to the Products is transferred to NECOMAL when the Products are handed to the first carrier, in accordance with the risk transfer rules of the CIF Port Klang, Malaysia Incoterm that is applicable to a Purchase Order, after which NECOMAL will assume the risk of loss or damage to the Products.

5.3

Title transfer: The title in the Products (including software media, where applicable) shall transfer from Supplier to NECOMAL upon shipment of the Products from the Supplier’s manufacturing facilities.

Distributor Agreement

5.4

Scope Specific Agreement. In the event that NECOMAL resells Supplier’s Services, Supplier and NECOMAL may agree, by entering into a mutually agreed Scope Specific Agreement, the terms and conditions under which Supplier shall render the Services to the End Customer directly on behalf of NECOMAL in accordance with the Scope Specific Agreement; however the Supplier shall have no direct relationship with the End Customer. NECOMAL shall at all times remain liable for payment of the Services provided by Supplier under the Scope Specific Agreement. NECOMAL shall enter into a similar back-to-back agreement with the End Customer for the relevant Services, provided always that NECOMAL shall not give any promise, guarantee, condition, or warranty about the Services beyond those given by Supplier in the Scope Specific Agreement or make any representation, pledge any credit, commit to any contract, or incur any liability for or on behalf of Supplier.

6	Acceptance and Rejection of Product Deliveries

6.1

Inspection Period. NECOMAL will have 20 (twenty) Business Days after the Products reach the named place of destination to inspect and test the Products for Defects, missing items, items shipped in error, items damaged in transit (the “Issues”) and to ensure the order deliveries meet the specifications of the applicable Purchase Order and in the case of software Products, NECOMAL will have 5 (five) Business Days to test or inspect the software Products upon those software Products being authorised by the Supplier for downloading by NECOMAL (the “Inspection Period”).

6.2

Acceptance. For the Products which satisfy the specifications of the applicable Purchase Order, NECOMAL shall accept the Products and notify the Supplier in writing of such acceptance within seven (7) days after the end of the Inspection Period.

6.3	Deemed Acceptance. NECOMAL will be deemed to have accepted Products if

6.3.1	NECOMAL fails to notify the Supplier on or before the expiration of the Inspection Period; or

6.3.2

if during the Inspection Period, NECOMAL sells, runs, or otherwise uses the Products beyond what is necessary for inspection and testing, and in a way a reasonable Person would consider consistent with NECOMAL having accepting the delivery from the Supplier.

6.4	Rejection and Cure. For the Product Issues supported by undisputed evidence:

6.4.1	NECOMAL shall deliver to the Supplier a written list detailing each Issue and the affected Products;

6.4.2

On NECOMAL returning the Products having an Issue at Supplier’s cost and in accordance with Supplier’s Return Material Authorization process, the Supplier shall promptly deliver to NECOMAL any Products necessary to remedy each Issue, at no expense to NECOMAL.

Distributor Agreement

7	Changes to Products.

The Supplier may not discontinue, modify, or replace Products or Services that are subject to an accepted and outstanding Purchase Order, unless:

7.1	required by Law;

7.2	the Supplier is able to replace such Products and Services with similar or better products or services that achieve the same purpose and/or outcome;

7.3	the End Customer has agreed to such replacement of the Products and Services; and

7.4	the replacement products are no more expensive that the Products being replaced.

8	Price

8.1

Price. NECOMAL shall pay the Supplier’s listed price for each Product or Service as advised by the Supplier. The price list in effect between the parties at the Effective Date is as set out in Annexure A - Products, Services and Price List attached to this Agreement. The price list is in U.S. dollars and Supplier’s invoices shall be issued and paid in U.S. dollars. The price list is exclusive of all sales, use, excise, and other taxes, including withholding taxes, duties, assessments or fees or charges of any kind imposed by a governmental authority on any amount payable by the Distributor under this Agreement and represent net amounts the Supplier is entitled to receive and shall not be subject to any deductions for any reason whatsoever. For the avoidance of doubt, the Price List is set to reflect an ExWorks Supplier’s manufacturing facilities delivery. Should NECOMAL request deliveries on CIF Port Klang, Malaysia Incoterm, then the CIF freight/insurance and export custom clearance duties and taxes shall be quoted on an adhoc basis and be added to the ExWorks price of the Products as a separate quotation line.

8.2	Resale Prices. NECOMAL may determine its own resale prices.

8.3	Changes to Prices

8.3.1	Notice of Upcoming Price Changes. If the Supplier changes its pricing, the Supplier shall give NECOMAL at least thirty (30) calendar days’ notice before implementing such changes.

8.3.2	No Effect on Outstanding Purchase Orders. Changes to the Supplier’s prices will not affect any Purchase Orders already submitted prior to the effective date of such price changes.

9	Payment of Prices

9.1

Invoice Delivery. The Supplier shall invoice NECOMAL for Product purchases at the time of shipment of the Products from Supplier’s manufacturing facilities. In the case of Services, and unless differently agreed in a Purchase Order for Services, the Supplier shall invoice NECOMAL upon completion of the Services and/or, in the case of Support Services, annually in advance.

9.2	Invoice Procedure and Requirements. The Supplier shall:

9.2.1	issue each invoice to NECOMAL in writing, including:

9.2.1.1	an invoice date and number;

9.2.1.2	the total amount due;

9.2.1.3	the calculation of the total amount; and

Distributor Agreement

9.2.1.4	the details of its nominated bank account; and

9.2.2	send each invoice to the nominated recipient of NECOMAL as advised by NECOMAL in writing.

9.3

Payment. NECOMAL shall pay each properly rendered invoice within 45 (forty-five) calendar days after receiving each invoice, to the account whose details are set out in the relevant invoice in accordance with clause 9.2.1.4. If Distributor fails to timely pay any outstanding amounts, Supplier may, in its sole discretion, and in addition to any other rights and remedies it may have under this Agreement and at law, including the right to suspend any delivery and to terminate any outstanding Purchase Order after 30 days of suspension , charge interest on such unpaid amounts equal to a rate of 1.5% per month or the maximum rate permitted by law, whichever is the lesser, from the date such amounts become due until the date such amounts are received in full, save that nothing contained in this provision shall apply to any improperly rendered or bona fide disputed invoice.

9.4

If NECOMAL disputes any invoice or other request for payment, NECOMAL shall immediately notify the Supplier in writing. The Parties shall negotiate in good faith to attempt to resolve the dispute promptly. The Supplier shall provide all such evidence as may be reasonably necessary to verify the disputed invoice or request for payment. If the Parties have not resolved the dispute within 30 days of NECOMAL giving notice to the Supplier, the dispute shall be resolved in accordance with clause 33.15.

9.5

Unless differently agreed between the Parties in writing, the Supplier shall be responsible for the payment of all invoices due to third party suppliers of the Supplier in connection with the provision of the Support Services.

9.6	NECOMAL shall be entitled to require the Supplier to provide all such evidence as may be reasonably necessary to verify the Support Service Charges and any other matters set out in an invoice.

10	Taxes.

10.1	NECOMAL and the Supplier shall respectively bear and pay any applicable tax that may be imposed on them in relation to their obligations under this Agreement and a Purchase Order.

10.2	If the payment by NECOMAL of any sum due under this Agreement is subject by law to withholding tax, NECOMAL shall:

10.2.1	withhold such legislated levied amount from the payment to the Supplier;

10.2.2	account to the relevant tax authority for that withholding tax; and

10.2.3	supply to the Supplier a certificate certifying such payment of withholding tax.

11	Support Services – Level 3 to be provided by Supplier

11.1

Where NECOMAL issues a Purchase Order for support services outside of the Product warranty period and basic coverage (the “Support Services”), the Supplier shall provide the Support Services—Level 3 to the Products and Software to NECOMAL in accordance with this Agreement and for the duration covered by NECOMAL’s Purchase Order.

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12	Support Services Charges

12.1	In consideration of Supplier providing the Support Services to NECOMAL, NECOMAL shall pay the Support Service Charges to Supplier.

12.2

The Supplier shall invoice NECOMAL for the Support Services yearly in advance. NECOMAL shall pay Supplier’s invoices for the Support Services within 45 calendar days of receipt of Supplier’s invoice, to the bank account nominated in writing by Supplier.

13	Term

13.1

Initial Term. The initial term of this Agreement will begin on the Effective Date and continue for 12 (twelve) months thereafter (the “Initial Term”), unless terminated earlier in accordance with the provisions of this Agreement.

13.2	Non-Automatic Renewal. The parties may discuss the principle and the details of a renewal of this Agreement at three (3) months prior to the expiry of the Initial Term.

14	Marketing Development / Sales Development Contribution

14.1

The Parties shall discuss in good faith at the beginning of each anniversary of this Agreement NEC’s Marketing and Sales Development strategy and specific plans in the Territory for the contract year to come and the Parties shall agree in good faith if Supplier should contribute in any way to those efforts. Supplier shall make reasonable commercial efforts to participate with NEC in fairs, exhibitions and similar events in the Territory, but shall be under no obligation to do so unless such participation is agreed by the parties in writing sufficiently in advance of each event to enable proper preparation by the parties.

15	Representations

15.1	Mutual Representations

15.1.1	Existence. The Parties are corporations incorporated and existing under the Laws of the jurisdictions of their respective incorporation.

15.1.2	Authority and Capacity. The Parties have the authority and capacity to enter into this Agreement.

15.1.3	Execution and Delivery. The Parties have duly executed and delivered this Agreement.

15.1.4	Enforceability. This Agreement constitutes a legal, valid, and binding obligation, enforceable against the Parties according to its terms.

15.1.5	No Conflicts. Neither Party is under any restriction or obligation that the Party could reasonably expect might affect the Party’s performance of its obligations under this Agreement.

15.1.6	No Breach. Neither Party’s execution, delivery, or performance of its obligations under this Agreement will breach or result in a default under:

15.1.6.1	its articles, by-laws, or any unanimous shareholders agreement;

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15.1.6.2	any Law to which it is subject;

15.1.6.3	any judgment, Order, or decree of any Governmental Authority to which it is subject; or

15.1.6.4	any agreement to which it is a Party or by which it is bound.

15.1.7	Permits, Consents, and Other Authorizations. Each Party holds all Permits and other authorizations necessary to:

15.1.7.1	own, lease, and operate its properties, and

15.1.7.2	conduct its business as it is now carried on.

15.1.8

No Disputes or Proceedings. Each Party confirms, represents and warrants that there are no Legal Proceedings pending, threatened or foreseeable, against itself, which would affect its ability to complete its obligations under this Agreement.

15.1.9	No Bankruptcy. Neither Party has taken or authorized any proceedings related to that Party’s bankruptcy, insolvency, liquidation, dissolution, or winding up.

15.2	Supplier’s Representations

15.2.1	Ownership. The Supplier is the sole owner or rightful licensee of the Products, free of any claims by a third party or any Encumbrance.

15.2.2	Legal Right. The Supplier has the necessary right to transfer or license the Products to NECOMAL under the terms of this Agreement.

15.2.3	No Infringement. The Supplier’s sale of the Products does not infringe on or constitute a misappropriation of the Intellectual Property or other rights of any third party.

16	Limited Warranties

16.1

Products. All Products are covered by the Supplier’s warranty statements that are provided with the Products or Services, otherwise made available or advised by the Supplier from time to time. The Parties may mutually agree additional warranty terms on a case-by-case basis.

16.2	Services. The Supplier certifies that all its personnel are trained appropriately to perform the Services and, possess the necessary certifications and/or licenses to deliver the Services.

16.3	Third Party Products. Non-Supplier branded products or services receive warranty coverage as provided by the relevant third-party supplier.

16.4

Software Warranty. The Supplier hereby warrants that for the Software Warranty Period, which shall be 90 days from the date NECOMAL is in receipt of shipment of the Software at which the Software license is delivered by Supplier to NECOMAL, that when operated according to the documentation and other instructions the Supplier provides, software will perform substantially according to the functional specifications listed in the documentation.

16.5

Support Services Warranty. The Supplier hereby warrants any repairs performed by Supplier as part of the Product Warranty and/or Support Services purchased by NECOMAL for a period which is the longer of (a) the balance of the initial Product Warranty Period or (b) 6 months from the return shipment date.

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16.6

The limited warranties listed in clauses 16.1 to 16.4 apply only to the Distributor and its End Customers. Supplier shall provide the above-mentioned warranties for the most current version of Supplier’s products. Supplier shall have no obligation to provide warranty if a material defect in the Supplier’s product is caused by the malfunction of non-Supplier hardware or Software, by modification of the Supplier’s product not made the Supplier, by use of the Supplier’s products that is not in accordance with the Supplier’s written instructions for the Supplier’s products. Supplier will accept warranty returns only from Distributor and Distributor must arrange all details of such returns with End Customers, eligible under the aforementioned warranties. EXCEPT FOR THE WARRANTIES STATED ABOVE, SUPPLIER DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES ON SUPPLIER’S PRODUCTS FURNISHED HEREUNDER, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

16.7

Compliance with Laws. The Supplier hereby warrants that the Products and Support Services comply with any applicable laws, statutes and regulations relevant to the manufacture, design, packaging, sale and use of the Products or Support Services (as applicable) in connection with this Agreement.

16.8	The following provisions relating to the Products, shall be addressed in accordance with the Supplier’s Global Customer Services Support Guidelines:

16.8.1	Upgrades/Updates.

16.8.2	Return Material Authorisation/RMA.

16.8.3	Support.

16.8.4	Dead on Arrival / Out-of-box Failures.

16.8.5	Service Level Agreement on warranties.

17	Intellectual Property.

17.1

The Supplier hereby grants to NECOMAL a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use and distribute the Products solely for use by the End Customers, and in connection with their use of the Products under this Agreement, within the Territory.

17.2	Except for rights expressly granted under this Agreement:

17.2.1	nothing in this Agreement will function to transfer any of either Party’s Intellectual Property rights to the other Party, and

17.2.2	each Party will retain exclusive interest in and ownership of its Intellectual Property developed before this Agreement or developed outside the scope of this Agreement.

Distributor Agreement

17.3

The Supplier indemnifies and holds NECOMAL harmless against all losses, damages, liability, costs and expenses (including reasonable professional fees) incurred by NECOMAL in connection with any claims, actions or proceedings arising out of or in connection with any actual or alleged infringement by the Products sold or licensed by Supplier to NECOMAL and/or by the Support Services provided by Supplier to NECOMAL of the Intellectual Property or other rights of a third Party. The preceding indemnification obligation shall not apply (i) to any Products and/or Support Services, or portion thereof, manufactured and/or provided to specifications furnished by NECOMAL or on NECOMAL’s behalf, or (ii) to any infringement arising out of the use of such Products and/or Support Services in combination with other equipment, software or services not sold or recommended by Supplier, or (iii) to use in a manner not normally intended, or (iv) to any patent, copyright, trademark or trade secret in which NECOMAL, or any of NECOMAL’s affiliates has a direct or indirect interest, or (v) if NECOMAL has not provided Supplier with prompt notice, authority, information and assistance necessary to defend the action, or (vi) to any claim alleging infringement of any intellectual property right or interest in FOSS.

17.4

The Supplier shall retain the right, in its sole discretion, to modify or replace the infringing Products or Services with non-infringing Products or Services and the Supplier shall give NECOMAL reasonable advance notice of such action.

17.5	The provisions of this clause 17 shall survive the termination of this Agreement, irrespective of the reasons for termination.

18	Supplier Responsibilities

18.1

Supply of Products and Support Services. The Supplier shall supply the Products and Support Services to NECOMAL in accordance with the provisions of this Agreement and agreed timeline in accepted Purchase Orders. Shipping or delivery dates are estimates only and subject to change based on Supplier’ commitments at the time NECOMAL’s Purchase Order is received and accepted, on NECOMAL’s diligence in providing all information necessary to permit Supplier to complete the Purchase Order and on NECOMAL’s ability to secure financing of the Purchase Order. When Supplier is providing financing to NECOMAL, shipments will not be made until all required security agreements and financing statements have been executed and approved by Supplier.

18.2

Insurance. Each party shall put in place and maintain appropriate public liability insurance for in respect of each claim and Supplier shall also put in place appropriate product liability insurance in respect of each product liability claim for the duration of this Agreement. Each party shall promptly provide copies of the insurance certificates to the other party at the other party’s request.

18.3

Licences and permits. The Supplier shall obtain and maintain in force all licences, permissions, authorisations, consents and permits needed to supply the Products and Support Services in accordance with this Agreement.

18.4	Personnel. The Supplier shall employ a sufficient number of competent and qualified personnel to carry out its obligations under this Agreement.

19	NECOMAL Responsibilities

19.1	Marketing. Subject to clause 14 hereof, NECOMAL shall use reasonable efforts to market, advertise, and otherwise promote and sell the Products in the Territory.

Distributor Agreement

19.2

Employee Training. NECOMAL shall ensure that any of its employees who are responsible for the marketing, sales, and technical support services for the Products have proper skill, training, and background to enable them to provide these services in a competent and professional manner.

19.3	Sales Forecast. NECOMAL shall provide the Supplier with a non-binding quarterly sales forecast, in a mutually agreed-upon format.

19.4

Markings and Notices. NECOMAL will not remove or alter any trademarks, Product identification, notices of any proprietary or copyright restrictions, or other markings or notices that appear on the Products or their packaging.

19.5	No Reverse Engineering. NECOMAL will not:

19.5.1

create or attempt to, or aid or permits others to, create by reverse engineering, disassembly, de-compilation, reverse engineering or otherwise, the internal structure, the source code, hardware design, or organization of any Product, unless expressly permitted by Law;

19.5.2	copy, modify, translate, or create derivative works of software included in any Product, unless the Supplier consents in writing; or

19.5.3	separate the Product into component parts for distribution or transfer to a third party.

20	License Grants

20.1

Software License Grant. Supplier hereby grants NECOMAL a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use and distribute any software incorporated in Products solely for use by the End Customers in the Territory in and in connection with their use of Products and always subject to such End Customers abiding by the terms of Supplier’s End-User License Agreement included in Supplier’s Terms.

20.2	Documentation License Grant. Supplier hereby grants to NECOMAL a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to:

20.2.1

reproduce or transmit documentation Supplier provides NECOMAL for marketing, selling, and distributing the Products (provided such documentation is not modified and Supplier’s proprietary notices are not removed); and

20.2.2	reproduce and transmit any user manuals and other documentation Supplier creates for customers in connection with the Products.

20.3

Supplier Trademark License Grant. Supplier hereby grants to NECOMAL a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use Supplier’s name, trademarks, logos, and other identifying information on marketing literature, advertising, promotions, customer information, and programs NECOMAL creates in connection with the Products, subject to Supplier’s written approval as well as guidelines for use, in each instance.

Distributor Agreement

20.4

Trademark Use. NECOMAL shall comply with all of Supplier’s policies regarding the use and display of Supplier’s name, trademarks, logos, and other identifying information that Supplier provides to NECOMAL in writing.

21	Compliance with Laws.

Each Party shall:

21.1	At its own expense comply with all applicable Laws relating to the subject matter of the Agreement and in the performance of its duties under this Agreement, and

21.2	notify the other Party if it becomes aware of any non-compliance in connection with this clause 21.

Export Controls:

A. It is expressly understood that this Agreement, and all obligations arising hereunder are subject to U.S. Government export control laws and regulations, as amended, including without limitation, the requirement to obtain necessary approvals and licenses prior to the acceptance of any Purchase Orders, or the export of Products hereunder. Such shall also apply, by way of example only, to spare parts, warranty items delivered by Supplier in connexion with the Products, and the in-country transfer or re-export of any such Products by Distributor or an End Customer thereafter. Any Products purchased by or provided to Distributor, including any technical data or documentation pertaining thereto, shall not be sold, leased or assigned, transferred, conveyed or in any manner disposed of, either directly or indirectly, without the prior written approval of the United States Government, in accordance with U.S. Law.

B. Each Party agrees to use reasonable efforts to obtain all necessary U.S Government approvals or licenses for the export and/or import of the Products hereunder for resale within the Territory. Distributor agrees to use reasonable efforts to provide timely and accurate End User Statements to Supplier, as appropriate, prior to Supplier’s application for export license and submission of this Agreement to the appropriate U.S. Government Authority to secure the appropriate export approval.

C. Supplier shall be excused from performance, and not be liable for damages, including the assessment of late deliveries penalties, for failure to deliver the Products hereunder resulting from the U.S Government’s delay, denial, or withdrawal of approval to export Products to Distributor or an End Customer PROVIDED THAT the Supplier shall, without any unreasonable delay, inform to the Distributor about such delay in writing.

D. If Supplier has reason to believe that NEC has misrepresented, or failed to properly disclose, any fact regarding end use, End Customers or country of ultimate destination or any other information supplied or requested pursuant to the End Use Statement, Supplier may without liability to NEC terminate this Agreement for default immediately and discontinue all performance hereunder.

E. NECOMAL is responsible for obtaining any necessary import licences or permits required for the entry of the Products into the Territory or their delivery to NECOMAL. Further, NECOMAL is responsible for any customs, duties, clearance charges, taxes, brokers’ fees and other amounts payable in connection with the importation and delivery of the Products into the Territory.

Distributor Agreement

22	Data Protection

All personal data contained in this Agreement shall be processed in accordance with the relevant data protection laws in force in the Territory.

23	Compliance With Code of Conduct:

By entering into this agreement, the Supplier hereby confirms its compliance with the NEC Group’s Code of Conduct Policy, which can be found at https://my.nec.com/en_MY/about/about-nec-asia-pacific/csr/Ethical_Procurement.html. NECOMAL undertakes to comply at all times with Supplier’s Code of Conduct available at : https://investors.aviatnetworks.com/code-conduct-0 and as may be updated by Supplier from time to time.

24	Confidentiality Obligations.

24.1	Each Party (“Recipient”) undertakes to the other Party (“Disclosing Party”) that:

24.1.1

it will treat all Confidential Information as confidential and will not disclose such Confidential Information to any third Party, other than its auditors and other professional advisers, without the Disclosing Party’s prior written consent;

24.1.2

if it discloses any Confidential Information to its auditors and other professional advisors, it will ensure that such auditors and professional advisors are bound by obligations of confidentiality no less onerous than those contained in this clause 24;

24.1.3

it will only disclose the Confidential Information to those of its employees, contractors and agents who require such Confidential Information to perform their duties and all such employees, contractors and agents will be bound by obligations of confidentiality no less onerous than those contained in this clause 24; and

24.1.4	will not use such Confidential Information other than for the purposes of this Agreement.

24.2	The provisions of clause 24.1 shall not apply to Confidential Information which:

24.2.1	was developed by Recipient independently of the Confidential Information disclosed by the Disclosing party which can be verified by independent evidence; or

24.2.2	has been or becomes now or in the future published in the public domain without breach of this Agreement or breach of a similar agreement by a third party; or

24.2.3	is disclosed or used by Recipient after receiving express written consent from an authorized representative of the Disclosing party to disclose or use; or

24.2.4

is required to be disclosed by law or in terms of a court order of a court of competent jurisdiction or otherwise in accordance with any direction or request issued by any governmental or regulatory body, in which event the recipient shall (i) only disclose such of the Confidential Information as is strictly required; (ii) use its reasonable endeavours to seek confidential treatment of such Confidential Information; and (iii) notify the disclosing Party as soon as reasonably possible (and if possible prior to any disclosure) of its obligation to so disclose.

Distributor Agreement

24.3

The obligations contained in this clause 24 shall survive a period of one (1) year after the termination of this Agreement or until the Confidentiality Information has become part of the public domain, whichever is longer.

25	Publicity

25.1

Consent. Save for the use as set out in this Agreement, neither Party will use the other Party’s name, logo, or trademarks, or issue any press release or public announcement regarding this Agreement, without the other Party’s written consent, unless specifically permitted under this Agreement or required by Law.

25.2

Cooperation. The Parties shall cooperate to draft all appropriate press releases and other public announcements relating to the subject matter of this Agreement and the relationship between the Parties.

26	Force Majeure

26.1

Notwithstanding any other provision of this Agreement, neither Party shall be deemed to be in breach of this Agreement or otherwise liable to the other Party (or its Affiliates) as a result of any delay or other failure in the performance of its obligations under this Agreement (other than an obligation to pay money, including the Fees) if and to the extent that such delay or other failure is caused by an event or circumstance which was unforeseeable and not within the reasonable control of the Party concerned (“Force Majeure Event”). The Party affected by a Force Majeure event shall be granted with an equitable extension of time for performance of the relevant obligation(s) provided that it complies with clause 26.2.

26.2	A Party whose performance of its obligations under this Agreement is delayed or prevented by a Force Majeure Event shall:

26.2.1	notify the other Party of the nature, extent, effect and likely duration of the circumstances constituting the Force Majeure Event as soon as reasonably practicable; and

26.2.2	after cessation of the Force Majeure Event, as soon as reasonably practicable notify the other Party thereof and resume full performance of its obligations under this Agreement.

26.3

If the performance by any Party of any of its obligations under this Agreement is affected by an event of Force Majeure for a continuous period in excess of thirty (30) days, the Parties hereto shall enter into bona fide discussions with regards to the possible resolutions and remedial measures with a view to alleviating its effects or to agree upon such alternative arrangements as may be fair and reasonable.

26.4

Where the event of Force Majeure persists for a continuous period exceeding 30 Days from the occurrence of the event of Force Majeure or a total of more than 60 Days in six (6) months or when Parties have no resolutions further to the discussions in Clause 26.3 above, both Parties may mutually terminate this Agreement in accordance with the applicable terms as stipulated in Clause 28.3 of this Agreement.

Distributor Agreement

27	Non-Solicitation

27.1

Neither Party shall, whether directly or indirectly and whether for its own benefit or the benefit of any third party, at any time while this Agreement is in force and for a period of 12 (twelve) months from the date on which this Agreement terminates encourage, entice, induce, solicit, offer employment or employ any person employed by the other Party who has had a material role in the performance of this Agreement, other than via a job advertisement to the general public.

28	Termination

28.1	Termination for Material Breach. Each Party may terminate this Agreement with immediate effect by delivering written notice of the termination to the other Party, if:

28.1.1

the other Party fails to materially perform, has made or makes any material inaccuracy in, or otherwise materially breaches, any of its obligations, covenants, or representations in this Agreement; and

28.1.2

such failure, inaccuracy, or breach is either non-remediable or continue unremedied for a period of more than 14 (fourteen) Business Days’ after the injured Party delivers notice to the breaching Party reasonably detailing the breach.

28.2

Termination for Insolvency. If either Party becomes insolvent, bankrupt, or enters receivership, dissolution, or liquidation, the other Party may terminate this Agreement with immediate effect by delivering notice of the termination to the first Party.

28.3

Termination due to Force Majeure. If due to Force Majeure, a Party is or shall be unable to perform a material obligation under this Agreement or is delayed or prevented from performing its obligations for a continuous period exceeding 30 Days or a total of more than 60 Days in six (6) months, NECOMAL may terminate this Agreement with immediate effect by delivering notice of the termination to the Supplier.

28.4

Termination for convenience. The Parties may terminate this Agreement by mutual agreement in writing during the Initial Term. Either party shall be entitled to terminate this Agreement without cause and without liability to the other Party during the Renewal Term, by observing a two (2) months’ notice period prior to the effective termination date.

29	Effect of Termination

29.1	Termination of Obligations.

29.2	On termination for any reason or expiry of this Agreement, the following shall occur:

a.

NECOMAL shall cease to represent itself as Supplier’s authorized distributor, cease to use Supplier’s trademarks, and promptly return to Supplier any demonstration equipment or Products not intended for sale.

b.

Except for termination for cause, Supplier agrees to fulfil NECOMAL’s Purchase Orders accepted by Supplier prior to the effective date of termination, provided that NECOMAL can and will comply with all provisions of the Agreement, and NECOMAL agrees to make full payment for such Purchase Orders, all in accordance with this Agreement, to the same extent as if termination had not occurred. Supplier’s acceptance of any Purchase Orders from NECOMAL after the effective date of termination (or payment therefor), will not have the effect of renewing, or extending the Term of this Agreement.

Distributor Agreement

c.

Neither Supplier nor NECOMAL shall be liable to the other by reason of expiration or termination of this Agreement including, without limitation, any liability for compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases, or commitments made in connection with the business or goodwill of Supplier or NECOMAL, or otherwise.

29.3

No Further Liability. On termination or expiration of this Agreement, neither Party will be liable to the other Party, except for liability that arose before the termination or expiration of this Agreement, including but not limited to payment obligations and any antecedent breaches.

29.4

Continued Assistance. Subject to the issuance by NECOMAL of one or more Purchase Orders for Support Services, the scope and terms of which shall be agreed between the Parties, the Supplier shall provide such assistance as NECOMAL may reasonably require and as Supplier may reasonably offer after the termination or expiry of this Agreement.

29.5

Return or Destroy of Materials Confidential Information. Each Party shall promptly cease to use and shall return or (at the other Party’s reasonable request) securely destroy all Confidential Information and other equipment, materials and property of the other Party then in its possession or control in connection with the supply of the Products and Support Services under this Agreement and shall on request certify in writing that this has been done.

29.6

Continuing Provisions. Any provision of this Agreement which expressly or by implication is intended to continue in force after termination shall do so notwithstanding termination or expiry of this Agreement.

30	Indemnification

30.1

Indemnification by Supplier: The Supplier shall indemnify NECOMAL against any and all losses, damages, liability, costs and expenses, including reasonable attorneys’ fees directly arising out of any claims, actions or proceedings brought by a third party claiming:

30.1.1	a breach of any provision of this Agreement by Supplier or Supplier’s representatives;

30.1.2

any negligence or act or omission, wilful misconduct, or other tortious conduct of Supplier or Supplier’s representatives, including any resulting bodily injury, death of any person, or damage to real or tangible personal property;

30.1.3	any infringement by the Supplier of any Intellectual Property Right of a third party;

30.1.4	any failure by the Supplier or Supplier’s representatives to comply with any applicable laws;

30.1.5	a breach by the Supplier or Supplier’s representatives of its agreement with a third party as a result of, or in connection with, entering into, performing under, or terminating this Agreement.

Distributor Agreement

30.2

Indemnification by NECOMAL: NECOMAL shall indemnify Supplier and Supplier’s affiliates against all losses, damages, liability, costs and expenses (including reasonable professional fees) arising out of any claims, actions or proceedings arising out of or relating to any third-party claim relating to or alleging:

30.2.1	a breach of any provision of this Agreement by NECOMAL or NECOMAL’s representatives;

30.2.2

any negligence or act or omission, wilful misconduct, or other tortious conduct of NECOMAL or NECOMAL’s representatives, including any resulting bodily injury, death of any person, or damage to real or tangible personal property

30.2.3	any promotion, demonstration, implementation, or integration made by NECOMAL and not expressly directed by Supplier infringes any Intellectual Property Right of a third party;

30.2.4	a purchase of the Products by any person or entity purchasing through NECOMAL or NECOMAL’s representatives and not directly relating to a claim of Limited Warranties breach;

30.2.5	any representations or statements made by NECOMAL or NECOMAL’s representatives not specifically authorized by Supplier herein or in writing;

30.2.6	any failure by NECOMAL or NECOMAL’s representatives to comply with any applicable laws;

30.2.7	a breach by NECOMAL or NECOMAL’s representatives of its agreement with a third party as a result of, or in connection with, entering into, performing under, or terminating this Agreement; or

30.3	Exclusions.

Neither Party will be required to indemnify the other Party against losses to the extent such losses are caused or contributed to by the other Party.

31	Limitation on Liability

31.1	Nothing in the Agreement limits any liability which cannot legally be limited, including liability for: (a) death or personal injury caused by negligence; or (b) fraud or fraudulent misrepresentation.

31.2

Subject to clause 31.1, each Party’s total liability to the other Party (“Aggrieved Party”) or any third party claiming through the Aggrieved Party shall not exceed the actual value of Purchase Orders issued to Supplier by NECOMAL under this Agreement in the 12 (twelve) months immediately preceding the date upon which the claim arose. Each Party’s total and liability includes liability in contract, tort (including negligence), breach of statutory duty, or otherwise, arising under or in connection with the Agreement.

31.3

Notwithstanding any provision to the contrary of this Agreement, the following types of loss are wholly excluded: (a) loss of revenue, (b) loss of profits, (c) loss of sales or business, (d) loss of agreements or contracts, (e) loss of use, (f) loss of anticipated savings, (g) loss of or damage to goodwill, (h) lost or corrupted data, (i) losses resulting from system shutdown, failure to

Distributor Agreement

accurately transfer, read or transmit information, failure to update or provide correct information, (j) system incompatibility or providing incorrect compatibility information, (k) breaches in system security, and (l) special, indirect, incidental, punitive or consequential losses of any party, including third parties, even if Supplier has been advised of the possibility of such losses. The exclusions stated in this clause 31.3 shall apply to any claim or cause of action whether in contract or tort (including negligence, strict liability or breach of warranty).

31.4	This clause shall survive the termination or expiration of this Agreement.

32	Anti-Corruption Obligation

32.1

Each Party shall not, and shall procure that its employees and agents shall not, offer, give or agree to give any person, or accept or agree to accept from any person, whether for itself or on behalf of another, any gift, payment, consideration, financial or non-financial advantage or benefit of any kind, which constitutes an illegal or corrupt practice under the laws of any country, either directly or indirectly in connection with this Agreement, or otherwise than in connection with this Agreement (the “Anti-Corruption Obligation”).

32.2	Each Party shall immediately disclose in writing to the other Party details of any breach of the Anti-Corruption Obligation. This is an ongoing obligation.

32.3	Each Party shall:

32.3.1	always maintain strict compliance with the Anti-Corruption Obligation;

32.3.2	monitor its employees, agents and sub-contractors who are acting in connection with this Agreement to ensure compliance with the Anti-Corruption Obligation; and

32.3.3	make clear, in all its dealings in connection with this Agreement, that it is required by the other Party to act, and is acting, in accordance with the Anti-Corruption Obligation.

32.4

Any breach of this clause 32 by a Party shall entitle the other Party to immediately terminate this Agreement by delivering notice of the termination to the Party in breach and the Party in breach hereby indemnifies the other Party in full for any damages and losses of any nature incurred, caused, arising out of or in connection to such breach.

33	General Provisions

33.1

Entire Agreement. The Parties intend that this Agreement, together with all attachments, schedules, exhibits, and other documents that both are referenced in this Agreement and refer to this Agreement:

33.1.1	represent the final expression of the Parties’ intent relating to the subject matter of this Agreement;

33.1.2	contain all the terms the Parties agreed to relating to the subject matter; and

33.1.3	replace all of the Parties’ previous memorandums of understanding, discussions, understandings and agreements relating to the subject matter of this Agreement.

33.2	Counterparts

Distributor Agreement

33.2.1	Signed in Counterparts. This Agreement may be signed in any number of counterparts.

33.2.2	All Counterparts Original. Each counterpart when signed and dated is an original.

33.2.3	Counterparts Form One Document. Together, all counterparts shall constitute one single document.

33.2.4

Electronic exchange. Each Party may evidence their signature of this Agreement by transmitting by email a signed signature page of this Agreement in PDF format together with the final version of this Agreement in PDF or Word format, which shall constitute an original signed counterpart of this Agreement.

33.3

Severability. If any part of this Agreement is declared illegal, unenforceable or invalid, the remainder will continue to be legal, valid and enforceable. If any provision of this Agreement (or part of any provision) is or becomes illegal, invalid or unenforceable but would be legal, valid and enforceable if some part of it was deleted or modified, the provision or part-provision in question shall apply with such deletions or modifications as may be necessary to make the provision legal, valid and enforceable. In the event of such deletion or modification, the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable alternative provision.

33.4	Amendment. This Agreement can be amended only by a writing signed by both Parties.

33.5	Waiver

33.5.1

Affirmative Waivers. No Party’s failure, delay or neglect to enforce any rights, power or remedy provided by law or under this Agreement will operate as a waiver of that Party’s right, power or remedy nor shall it preclude or restrict any future exercise of that or any other right, power or remedy.

33.5.2

Written Waivers. A waiver of any term, provision, condition or breach of this Agreement is only effective if it is in writing and signed by the Party granting the waiver and then only in the instance and for the purpose for which it is given.

33.5.3

No Course of Dealing. No single or partial exercise of any right, power or remedy provided by law or under this Agreement will preclude any further exercise of it or the exercise of any other right, power or remedy.

33.6

No Relationship. Save for the provisions set out in this Agreement, nothing herein creates any special relationship between the Parties, such as a partnership, joint venture, or employee/employer relationship between the Parties.

33.7

No Authority. Save for the provisions set out in this Agreement, neither Party will have the authority to, and will not, act as agent for or on behalf of the other Party or represent or bind the other Party in any manner.

33.8

Assignment. Neither Party may assign this Agreement or any of their rights or obligations under this Agreement without the other Party’s written consent, such consent shall not be unreasonably withheld or delayed; provided, that the Supplier may assign to one or more of its affiliates, provided that such affiliate and the Supplier are jointly and severally liable for all of the Supplier’s obligations under this Agreement.

Distributor Agreement

33.9	Further Assurance. Each Party shall do all acts and execute all documents which are necessary to give full effect to this Agreement.

33.10

Conflict. In the event of any conflict between this Agreement and its Annexures or between this Agreement and any other terms of a Purchase Order, the provisions of this Agreement (including Supplier’s Terms incorporated by reference into this Agreement) shall prevail.

33.11

Costs and expenses. Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, signature and performance of this Agreement (and any documents referred to in it).

33.12	Language. The language of this Agreement is English. All documents, notices, waivers, variations and other written communications relating to this Agreement shall be in English.

33.13	Third party rights. Except as expressly provided for in this Agreement, a person who is not a party to this Agreement shall not have any rights to enforce any of the provisions of this Agreement.

33.14	Notices

33.14.1

Method of Notice. The Parties shall give all notices and communications between the Parties in writing by: (i) personal delivery; (ii) a nationally-recognized, next-day courier service; (iii) first-class registered or certified mail, postage prepaid; or (iv) electronic mail to the Party’s address specified in this Agreement, or to the address that a Party has notified to be that Party’s address for the purposes of this section.

33.14.2	Receipt of Notice. A notice given under this Agreement will be effective on

33.14.2.1	the other Party’s receipt of it; or

33.14.2.2	if mailed, the earlier of the other Party’s receipt of it and the [fifth] business day after mailing it.

33.15	Dispute Resolution

33.15.1

Arbitration. Any dispute or controversy arising out of or in connection with this Agreement will be settled by arbitration in the Asian International Arbitration Centre (AIAC),Malaysia according to the rules of the AIAC Rules then in effect, and by a tribunal of 3 (three) arbitrators, chaired by one (1) arbitrator appointed by the Director of AIAC, and the remaining two (2) arbitrators will be nominated by each of the Parties respectively. The award of arbitration is final and binding, save for fraud or manifest errors.

33.15.2	Judgment. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

33.15.3	Arbitrator’s Authority. The arbitrator will not have the power to award any punitive or consequential damages.

33.16	Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of Singapore.

Distributor Agreement

33.17	Domicilium Citandi et Executandi

33.17.1

Any notice in terms of this Agreement may be hand delivered to the physical address of the Parties, in which event proof of acknowledgment shall be endorsed upon a copy of the notice, together with the name of the recipient and date of receipt, or may be sent by registered post to the nominated postal addresses of the Parties, in which event proof of postage issued by the relevant postal authority will serve as proof.

33.17.2

The Parties respectively choose their domicilium citandi et executandi for all purposes under this Agreement, whether in respect of notices or other documents or communications of whatsoever nature at the following addresses:

Supplier:	Physical Address	Postal Address

	51 Changi Business Park	ShentonWay#18-
01,
	Central 2, #08-03	SGX
CentreI,Singapore
	The Signature	Singapore068804

Facsimile number: […]

Email Address: […]

NECOMAL:	Suite 19-01, Level 19, The Gardens South Tower
Mid Valley City, Lingkaran Syed Putra
59200 Kuala Lumpur, Malaysia
Facsimile number: […]

Email Address:

1. Kusha Tunku Sufian : […]

2. Eddie Hooi : […]

Signatories in Execution

SIGNED at Kuala Lumpur, Malaysia on this 29 day of November 2023 in the presence of the undersigned witness

/s/ Chin Yuet Yoon	/s/ Hooi Weng Yen
As witness Name: Chin Yuet Yoon	for and on behalf of the NEC CORPORATION OF MALAYSIA SDN BHD (who warrants that he/she is duly authorised) Name: Hooi Weng Yen

SIGNED at Austin, TX on this 30 day of November 2023 in the presence of the undersigned witness

/s/Anca Pocan As witness Name: Anca Pocan	/s/Erin Boase for and on behalf of AVIAT NETWORKS (S) PTE. LTD. (who warrants that he/she is duly authorised) Name: Erin Boase

[Signature Page to Malaysia Distribution Agreement]

Distributor Agreement

Annexure A - Products, Services and Price List

[Intentionally omitted]

Annexure B - Support Services – Level 3 and Support Service Charges

[Intentionally omitted]